UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    May 1, 2007

CITY CAPITAL CORPORATION
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

33-5902	22-2774460
(Commission File Number)	(IRS Employer Identification No.)

256 Seaboard Lane, Building E#101 Franklin, TN (Address of principal executive offices)	37067 (Zip Code)

Registrant’s telephone number, including area code    (615) 503 9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On May 1, 2007 the registrant entered into a Limited Liability Company Interest Purchase Agreement with The Granite Companies LLC, a Pennsylvania limited liability company to acquire all of the issued and outstanding limited liability company interests (the “Interests”) of Granite Custom Builders LLC, a Pennsylvania limited liability company (“Custom Builders”), Granite Real Estate Acquisition Company LLC, a Pennsylvania limited liability company (“Acquisition”), and Granite Real Estate Investment Company LLC, a Pennsylvania limited liability company (collectively Granite).

The registrant paid $150,000 as a non-refundable deposit and upon closing will assume outstanding debts of $690,000 along with accounts payable of $350,000 and equipment leases totaling $185,000.  Closing shall occur on or before May 15, 2007 and is subject to completion of due diligence and transfer of assets as described below.

The assets of Granite will include but are not limited to:

(i)     All software, logos, copyrights, intellectual property, inventory, supplies, equipment, personalty, fixtures, telephone numbers, supplier and customer lists and information, sales materials and records, display systems, the computer system, the phone system, the office equipment, prepaid advertising and all other assets and documentation pertaining to the business of Granite and all warranties relating to the purchased assets and

(ii)     All of Granite’s real estate design, renovation, construction, construction management, listing and purchase contracts (about 30 contracts valued at approximately $6,200,000) and those real estate sale contracts fully executed after April 30, 2007.

Certain assets are not to be included in the sale and shall be transferred out of Granite either prior to or at the time of the Closing or promptly after Closing to a party or parties identified by Granite: (i) any real estate owned in whole or in part by Investment or Acquisition as of May 1, 2007; (ii) Granite’s real estate design, renovation, construction, construction management, listing and sale contracts fully executed prior to May 1, 2007 and any proceeds derived therefrom; (iii) all cash and cash equivalents owned by any of Granite as of May 1, 2007; and (iv) any and all accounts receivable of Granite as of May 1, 2007.

Gary Freedman, Managing Partner of Granite is expected by be employed by the registrant to continue management of the companies’ operations.

Granite booked $39,805,000 in total revenues in 2006. The company includes a real estate acquisition arm, a real estate brokerage, and a licensed general contractor division operating in the Greater Philadelphia Metro area. Granite has acquired or built and sold over 424 homes since 2004, and has booked 53 homes so far in 2007 alone. Granite currently has 28 homes under contract, valued in excess of $6,000,000.

There was no material relationship between the registrant or its affiliates and Granite, other than in respect of the material definitive agreement entered into.

Item 3.02  Unregistered Sales of Equity Securities.

On May 1, 2007, the registrant sold 3,941,668 shares of unregistered common stock to employees of the registrant valued at approximately $0.10 per share as of February 26, 2007 when authorized by the board of directors. The shares represent approximately 21% of the prior outstanding shares.

With respect to the unregistered sales made, the registrant relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered to employees who were provided all of the current public information available on the Company.

Item 5.02  Departure of Directors or Principal Officers: Election of Directors: Appointment of Principal Officers.

On May 1, 2007, Gary Borglund and Richard Overdorff resigned as directors and officers of the registrant. At the time of their resignations, Mr. Borglund and Overdorff had no disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices. The registrant has provided Mr. Mr. Borglund and Overdorff with a copy of this current report prior to the filing thereof and informed them that they had the opportunity to provide the registrant with correspondence stating whether each agrees or disagrees with the disclosure contained in this current report which the registrant would also file such correspondence as an exhibit to this current report or an amendment thereto. The written communication received from each of Mr. Borglund and Overdorff is an exhibit to this current report on Form 8-K.

On April 17, 2007, the registrant’s board of directors appointed Ms. Melissa Grimes as director and chief operations officer. There is no arrangement with any other person with respect to Ms Grimes becoming a director and chief operations officer of the registrant.

Item 9.01  Financial Statements and Exhibits.

    a)        Financial Statements – None

    d)        Exhibits –

17.1	Resignation of Gary Borglund
17.2	Resignation of Richard Overdorff

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CITY CAPITAL CORPORATION (Registrant) Dated: May 3, 2007 /s/ Ephren Taylor Ephren Taylor, Chief Executive Officer